As filed with the Securities and Exchange Commission on August 8, 2019
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

SILK ROAD MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	3841	20-8777622
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1213 Innsbruck Dr.
Sunnyvale, California 94089
(408) 720-9002
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Erica J. Rogers
Chief Executive Officer
1213 Innsbruck Dr.
Sunnyvale, California 94089
(408) 720-9002
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Philip H. Oettinger Brian C. Appel Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	B. Shayne Kennedy Nathan Ajiashvili Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, CA 92626-1925 (714) 540-1235
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-233044
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act..  ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share	805,000	$39.50	$31,797,500	$3,853.86

(1)
Represents only the additional number of shares being registered and includes an additional 105,000 shares issuable upon the exercise of the underwriters’ option to purchase additional shares. Does not include the securities, the offer and sale of which the registrant previously registered on a Registration Statement on Form S-1 (File No. 333-233044), as amended (the “Prior Registration Statement”).

(2)
The registrant previously registered securities on the Prior Registration Statement, which was declared effective by the Securities and Exchange Commission on August 8, 2019. In accordance with Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), an additional amount of securities having a proposed maximum aggregate offering price of $31,797,500 are hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

(3)	Calculated pursuant to Rule 457(a) under the Securities Act.
This registration statement shall become effective upon filing with the SEC in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF
CERTAIN INFORMATION BY REFERENCE
Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Silk Road Medical, Inc., a Delaware corporation, is filing this registration statement with the Securities and Exchange Commission, or SEC. This registration statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-233044), which we originally filed on August 6, 2019, or the Prior Registration Statement, and which the SEC declared effective on August 8, 2019.
We are filing this registration statement for the sole purpose of increasing the aggregate number of shares of common stock, par value $0.001 per share offered pursuant to the Prior Registration Statement by 805,000 shares, 105,000 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of common stock. The additional shares of common stock that are being registered for issuance and sale pursuant to this registration statement are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are hereby incorporated by reference into this registration statement.
The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Sunnyvale, State of California, on August 8, 2019.

SILK ROAD MEDICAL, INC.

By:	/s/ Erica J. Rogers
Erica J. Rogers President and Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ Erica J. Rogers	President, Chief Executive Officer and Director (Principal Executive Officer)	August 8, 2019
Erica J. Rogers

/s/ Lucas W. Buchanan	Chief Financial Officer (Principal Financial Officer)	August 8, 2019
Lucas W. Buchanan

*	Director	August 8, 2019
Ruoxi Chen

*	Director	August 8, 2019
Tony M. Chou, M.D.

*	Director	August 8, 2019
Jack W. Lasersohn

*	Director	August 8, 2019
Robert E. Mittendorff, M.D.

*	Director	August 8, 2019
Amr Kronfol

*	Director	August 8, 2019
Elizabeth H. Weatherman

*	Director	August 8, 2019
Donald Zurbay

*By:	/s/ Erica J. Rogers
Erica J. Rogers
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (See Exhibit 5.1).
24.1(1)	Power of Attorney.
______________________

(1)	Previously filed as noted on page II-6 of the Registrant’s Prior Registration Statement originally filed with the SEC on August 6, 2019 and incorporated by reference herein.